Exhibit 11

EARNINGS PER SHARE
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

                                                       Three months ended                  Nine months ended
                                                          September 30,                      September 30,
                                                    2000               1999             2000             1999
                                               ----------------   ---------------   --------------   --------------
Numerator:

     Net income (loss)                                $ 65,077         $(142,323)       $ 102,287        $(604,433)


Denominator:
     Denominator for basic earnings per
         share--weighted-average shares                320,267           320,267          320,267          320,267

     Effect of dilutive securities:
         Nonqualified stock options                      1,911                 -            1,342                -

                                               ----------------   ---------------   --------------   --------------
     Denominator for diluted earnings
         per share                                     322,178           320,267          321,609          320,267
                                               ================   ===============   ==============   ==============


Basic earnings (loss) per share                         $ 0.20           $ (0.44)          $ 0.32          $ (1.89)
                                               ================   ===============   ==============   ==============

Diluted earnings (loss) per share                       $ 0.20           $ (0.44)          $ 0.32          $ (1.89)
                                               ================   ===============   ==============   ==============
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